Exhibit 5.1

777 E WISCONSIN AVE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX FOLEY.COM

February 12, 2026
Coinbase Global, Inc.
One Madison Avenue
Suite 2400
New York, NY 10010

Ladies and Gentlemen:
As counsel to Coinbase Global, Inc., a Texas corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about February 12, 2026 relating to the registration of an aggregate of 16,070,148 shares (the “Shares”) of the Company’s Class A common stock, $0.00001 par value per share (the “Class A Common Stock”), that consists of (a) 13,391,790 additional Shares that are subject to issuance by the Company upon the exercise or settlement of awards granted or to be granted under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to the provision of the 2021 Plan providing for an annual 5% automatic increase in the number of shares reserved for issuance under the 2021 Plan and (b) 2,678,358 additional Shares that are subject to issuance by the Company pursuant to purchase rights to acquire shares of Class A Common Stock granted or to be granted under the Company’s 2021 Employee Stock Purchase Plan (the “Purchase Plan”) pursuant to the provision of the Purchase Plan providing for an annual 1% automatic increase in the number of shares reserved for issuance under the Purchase Plan. The 2021 Plan and the Purchase Plan are each individually referred to herein as a “Plan” and collectively referred to in this letter as the “Plans”.
In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Plans; (ii) the Registration Statement; (iii) the certificate of formation and the bylaws of the Company, each as currently in effect; (iv) resolutions of the Board of Directors of the Company relating to the Plans and the issuance of securities thereunder; and (v) such other documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company, including a Certificate of Fact with respect to the Company’s existence as a corporation, certified by the Texas Secretary of State.
Based upon and subject to the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued and sold pursuant to the terms and conditions of the applicable Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

AUSTIN | BOSTON | BRUSSELS | CHICAGO | DALLAS | DENVER | DETROIT | HOUSTON | JACKSONVILLE | LOS ANGELES
MADISON | MEXICO CITY | MIAMI | MILWAUKEE | NASHVILLE | NEW YORK | ORLANDO | RALEIGH | SACRAMENTO | SALT LAKE CITY SAN DIEGO | SAN FRANCISCO | SILICON VALLEY | TALLAHASSEE | TAMPA | TOKYO | WASHINGTON, D.C.

Coinbase Global, Inc.
February 12, 2026

The foregoing opinions are limited to the laws of the State of Texas and the federal laws of the United States of America, and we do not express any opinion herein concerning any other law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP